Exhibit 34.1

[LOGO] ERNST & YOUNG      Ernst & Young LLP               Phone: (1)214-969-8000
                          2100 Ross Avenue, Suite 1500    www.ey.com
                          Dallas, TX 75201 USA


             Report of Independent Registered Public Accounting Firm


The Board of Managers
Nationstar Mortgage LLC

We have examined management's assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, that Nationstar Mortgage LLC (the Company) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB for the first and second lien residential mortgage loans for which the Company acted as Servicer other than (a) transactions registered prior to compliance with Regulation AB and (b) Fannie Mae residential mortgage loan securitizations (the Platform), except for the instances of material noncompliance described therein, as of and for the year ended December 31, 2007, and except for the criteria set forth in Sections 1122(d)(1)(iii), 1122(d)(3)(i)-(iv), and 1122(d)(4)(xi)-(xii), which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. See Exhibit B of Management's certification for the asset backed transactions covered by this platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by the Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. Although the Company is responsible for assessing compliance with Section 1122(d)(4)(iii) of Regulation AB, there were no servicing activities performed by the Company during the year ended December 31, 2007 that required this servicing criterion to be complied with. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.


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As described in management's assertion, for servicing criterion 1122(d)(2)(i), the Company has engaged a vendor to perform the activities required by this servicing criterion. The Company has determined that this vendor is not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by Interpretation 17.06. As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(2)(i), 1122(d)(2)(vii)(B), 1122(d)(2)(vii)(D), 1122(d)(4)(iv)
and 1122(d)(4)(xiv) applicable to the Company during the year ended December 31, 2007. 1122(d)(2)(i) - Payments on pool assets were not deposited into the custodial bank accounts within two business days of receipt, or such other number of days specified in the transaction agreements. 1122(d)(2)(vii)(B) - Reconciliations were not prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements. 1122(d)(2)(vii)(D) - Reconciliations did not contain explanations for reconciling items, and reconciling items were not resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements. 1122(d)(4)(iv) - Loan payoffs were not posted to the applicable servicer's obligor records within two business days after receipt, or such other number of days specified in the transaction agreements, and were not allocated to principal and interest in accordance with the related pool asset documents. 1122(d)(4)(xiv) - Loan charge-offs were not recognized and recorded in accordance with the transaction agreements.

The information in the Certification Regarding Compliance with Applicable Servicing Criteria in Items 2 and 3 of Exhibit C (i.e., vendor non-compliance and vendor monitoring) is presented by the Company for information purposes. Such information has not been subjected to the procedures applied in our examination of management's assertion as described above, and accordingly, we express no opinion on it.

In our opinion, except for the material noncompliance described in the fourth paragraph, the Company complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2007.


                                                               /s/ Ernst & Young


March 15,2008